Exhibit 10.16
EZCORP, INC.
RESTRICTED STOCK AWARD
Award Summary

Recipient	[NAME OF EXECUTIVE OFFICER]

Employee No.	[XXX-XX-XXXX]

Award Identification No.	[XXXXXXXXX]

Date of Award	[GRANT DATE]

Number of Shares (Total)	[NUMBER OF SHARES]

Vesting Schedule*	Number Date

*	Subject to the Performance Goals described in Exhibit A.
EZCORP, Inc., a Delaware corporation (the “Company”), is pleased to award you shares of the Company’s Class A Non-Voting Common Stock, subject to the “Standard Terms and Conditions” attached to this Award Summary (the “Term and Conditions”). This Award Summary, together with the Terms and Conditions, shall constitute the Award Agreement with regard to the award of Restricted Stock described herein.
As provided in Paragraph 16 of the Terms and Conditions, this award of Restricted Stock will not be effective until you have accepted the award, and acknowledged and agreed to the terms and conditions set forth in the Award Agreement, by executing this Award Summary in the space provided below and returning it to the Company’s Stock Plan Administrator, 1901 Capital Parkway, Austin, Texas 78746.

Awarded subject to the terms and conditions stated above: EZCORP, INC.
By:

I hereby accept the Award described herein and acknowledge and agree to the terms and conditions set forth in the Award Agreement:

Date:
[NAME OF EXECUTIVE OFFICER]

EXHIBIT A
This Exhibit constitutes a part of the Award Summary to which it is attached, and is hereby incorporated into such Award Summary.
PERFORMANCE GOALS
[DESCRIPTION OF SPECIFIC PERFORMANCE GOALS]

EZCORP, INC.
RESTRICTED STOCK UNIT AWARD
Standard Term and Conditions
The Award described below is made under the EZCORP, Inc. 2010 Incentive Plan (the “Plan”) and is governed by the terms of the Plan in addition to the terms and conditions stated in the Award Agreement referred to below. A copy of the Plan is available on the Company website at [INSERT URL]. Unless otherwise defined, all terms used herein shall have the respective meanings described in Section 5.1 of the Plan.
The following terms and conditions apply to the award of Restricted Stock Units by EZCORP, Inc., a Delaware corporation (the “Company”), to any employee of the Company or any Subsidiary of the Company. The recipient of any Award, the date of the Award and the number of Restricted Stock Units awarded are set forth in an Award Summary that has been duly executed and issued by the Company and appropriately acknowledged and accepted by the recipient (the “Award Summary”). That Award Summary, together with these term and conditions, shall constitute the Award Agreement with regard to the Award. As used herein, the term “you” (and derivatives thereof) refers to the recipient of the Award.
1.	General — Each Restricted Stock Unit awarded to you represents your right to receive one share of Stock on the applicable vesting date, subject to the terms and conditions described herein. As a material inducement to the Company to make this Award, you agree that the following terms and conditions shall apply to this Award, that you are not otherwise entitled to this Award, that the Company is providing this Award in consideration for your promises and agreements below and that the Company would not grant this Award absent those promises and agreements.

2.	Vesting — The Company will issue you one share of Stock for each vested Restricted Stock Unit. The Stock will be delivered to you on the applicable vesting date or as soon as administratively practicable thereafter. The Restricted Stock Units will vest in accordance with the schedule set forth in the applicable Award Summary.

3.	Expiration — If your Employment (as defined below) terminates for any reason other than your death or Permanent Disability, any Restricted Stock Units that have not vested will expire at that time. If your Employment is terminated by reason of your death or Permanent Disability, all Restricted Stock Units will vest immediately and automatically upon such termination of Employment.

As used herein, the term “Employment” means your regular full-time or part-time employment with the Company or any of its Subsidiaries, and the term “Employer” means the Company (if you are employed by the Company) or the Subsidiary of the Company that employs you.

4.	Rights as a Stockholder — You will have no rights as a stockholder with respect to Stock that may be issued pursuant this Award until that Stock is issued and registered in your name on the books of the Company’s transfer agent. You will have no rights to receive dividend equivalent payments with respect to Stock that may be issued pursuant to this Award. Restricted Stock Units will be satisfied solely through the issuance and delivery of Stock.

5.	Agreement With Respect to Taxes — You must pay any taxes that are required to be withheld by the Company or the Employer as a result of this Award or the issuance of Stock pursuant to this Award. You also agree that, subject to compliance with applicable law, the Company or the Employer may recover from you any taxes that may be payable by the Company or the Employer in any jurisdiction in relation to this Award or the issuance of Stock pursuant to this Award. You may pay such amounts in cash or make other arrangements satisfactory to the Company or the Employer for the payment of such amounts. You agree that the Company and the Employer, at their sole discretion and to the fullest extent permitted by law, shall have the right to (a) demand that you pay such amounts in cash, (b) deduct such amounts from any payments of any kind otherwise due to you or (c) withhold from Stock to which you would otherwise be entitled the number of shares of Stock having an aggregate Fair Market Value at that time equal to the amount you owe. In the event the Company and the Employer, in their sole discretion, determine that your obligations will not be satisfied under the methods described in this paragraph, you hereby authorize the Company (or its agent) to sell a portion of the Stock that is issued in satisfaction of the Restricted Stock Units, which the Company determines as having at least the market value sufficient to meet your obligations (plus additional shares to account for rounding and market fluctuations), and use the net proceeds of such sale to satisfy your obligations. Any such shares may be sold as part of a block trade for the collective benefit of you and other participants, with all such participants receiving an average price.

6.	Leaves of Absence — If you take a leave of absence from active Employment that has been approved by the Employer or is one to which you are legally entitled regardless of such approval, the following provisions will apply:
(a)	Vesting During Leave — Notwithstanding the vesting schedule set forth in the Award Summary, no Restricted Stock Units will vest during a leave of absence lasting more than 30 days, unless such leave of absence is an approved medical, FMLA or military leave. The vesting that would have otherwise occurred during a leave of absence lasting more than 30 days (other than an approved medical, FMLA or military leave) will be deferred by the number of days you are on leave of absence. For example, if Restricted Stock Units are scheduled to vest on October 1, 2010 through October 1, 2013, and you take a 60-day leave of absence, the dates on which the vesting occurs will be deferred to November 30, 2010 through November 30, 2013.

(b)	Effect of Termination During Leave — If your Employment is terminated while you are on a leave of absence, the Restricted Stock Units will expire or vest in accordance with the terms stated in Paragraph 3 above.
7.	Return of Share Value — By accepting this Award, you agree that if the Company determines that you engaged in “Conduct Detrimental to the Company” (as defined below) during your Employment or during the one-year period following the termination of your Employment, you shall be required, upon demand, to return to the Company, in the form of a cash payment, the “Returnable Share Value.” For this purpose, “Returnable Share Value” means the total Fair Market Value of all Stock that was issued to you pursuant to this Award (including any Stock that was withheld or sold to satisfy your obligations under Paragraph 6 above), determined as of the date such Stock was issued to you. The payment of the Returnable Share Value shall be in addition to and separate from any other relief or remedies available to the Company due to your Conduct Detrimental to the Company.

For purposes of this Agreement, you will be considered to have engaged in “Conduct Detrimental to the Company” if (a) you engage in serious misconduct (whether or not such serious misconduct is discovered by the Company prior to the termination of your Employment) or (b) you breach your obligations to the Company pursuant to the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between you and the Company.

8.	Transferability — The Restricted Stock Units are not transferable except as described in this Paragraph, and the provisions of this Paragraph shall apply notwithstanding any other provision herein to the contrary.
(a)	The Restricted Stock Units are transferable by will or the laws of descent and distribution.

(b)	The Restricted Stock Units may be transferred to (1) one or more “Family Members” (as defined below), (2) a trust in which you or Family Members own more than 50% of the beneficial interests, (3) a foundation in which you or Family Members control the management of assets or (4) any other entity in which you or Family Members own more than 50% of the voting interests; provided, however, that in any case, (A) the transfer is by way of gift or is otherwise a donative transfer or, in the case of a transfer to an entity, the transfer is made in exchange for an interest in the entity and (B) the transferee expressly acknowledges that the terms and provisions of the Award Agreement will continue to apply to the Restricted Stock Units in the hands of the transferee. For purpose of this provision, the term “Family Member” shall mean your spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships) or any person sharing your household (other than a tenant or employee). Notwithstanding the provisions of this subparagraph (b), any transfer described herein must be made in compliance with such procedural rules and regulations (including those pertaining to the timing of transfers) as are established from time to time by the Company.

(c)	The Restricted Stock Units may be transferred under a domestic relations order in settlement of marital property rights, so long as the transferee expressly acknowledges that the terms and provisions of the Award Agreement will continue to apply to the Restricted Stock Units in the hands of the transferee.
Any attempt to transfer the Restricted Stock Units not in accordance with the provisions of this Paragraph shall result in an immediate and automatic expiration and cancellation of such Restricted Stock Units, and the Company shall have no obligation to any purported transferee with respect to such Restricted Stock Units.

9.	Trading Restrictions — The Company may establish periods from time to time during which your ability to engage in transactions involving the Stock is subject to specified restrictions (“Restricted Periods”). Notwithstanding any other provisions herein, Restricted Stock Units will not vest, and Stock will not be issued with respect thereto, during an applicable Restricted Period and the applicable period during which Restricted Stock Units vest shall be extended until the end of such Restricted Period, unless such vesting is specifically permitted by the Company (in its sole discretion). You may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.

10.	Prospectus — A copy of the prospectus related to the Stock underlying the Restricted Stock Units is available on the Company’s website at [INSERT URL]. In addition, you may obtain a copy of the prospectus free of charge by making a request to the Company’s Stock Plan Administration Department:
Address — 1901 Capital Parkway, Austin, Texas 78746 Telephone — E-mail —
11.	Notice — You agree that notices regarding this Award may be given to you in writing either at your home address as shown in the records of the Company or the Employer, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its employees.

12.	Special Acknowledgements — By accepting this Award, you expressly acknowledge the following:
•	This Award does not confer upon you any right to expectation of employment by, or to continue in the employment of, your Employer.

•	The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

•	The Award is a one-time benefit that does not create any contractual or other right to receive future Awards or benefits in lieu of Awards.

•	All determinations with respect to future Awards, if any, including the award date, the nature and size of the Award and the vesting dates, will be at the sole discretion of the Company.

•	Your participation in the Plan, and your acceptance of this Award, is entirely voluntary.

•	The value of this Award (including the Stock that may be issued pursuant to this Award) is an extraordinary item of compensation, is not part of normal or expected compensation for any purpose and is not to be used for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis.

•	The grant of an equity interest in the Company (represented by this Award) gives rise to the Company’s need (on behalf of itself and its stockholders) to protect itself from Conduct Detrimental to the Company, and your promises and agreements described in Paragraph 7 above are designed to protect the Company and its stockholders from Conduct Detrimental to the Company.

•	Vesting of Restricted Stock Units ceases upon termination of Employment for any reason, except as may otherwise be explicitly provided in the Award Agreement or the Plan.

•	The future value of the Restricted Stock Units (and the Stock that may be issued pursuant to this Award) is unknown and cannot be predicted with certainty.

•	You understand, acknowledge and agree that you will have no rights to compensation or damages related to this Award or any Stock that may be issued pursuant to this Award as a consequence of the termination of your Employment for any reason whatsoever and whether or not in breach of contract.
13.	Data Privacy Consent — As a condition to Company’s making this Award, you consent to the collection, use and transfer of personal data as described in this Paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in the Company or its Subsidiaries and details of all Awards made or cancelled (collectively, “Data”). You further understand that the Company and its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States of America, the European Economic Area or elsewhere. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.

14.	Governing Law and Venue — This Award Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be Travis County, Texas, United States of America, and the courts sitting exclusively in Travis County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

15.	Effect of Invalid Provisions — If any of the terms or conditions set forth in the Award Agreement are determined by a court of competent jurisdiction to be unenforceable, any Restricted Stock Units that have not vested as described above will expire at that time and you agree to return to the Company the Returnable Share Value (as defined in Paragraph 7 above) with respect to all Stock theretofore issued to you pursuant to the Award.

16.	Acceptance of Terms and Conditions — This Award will not be effective and you may not take action with respect to the Restricted Stock Units or the Stock that may be issued pursuant to this Award until you have accepted the Award and acknowledged and agreed to the terms and conditions set forth in the Award Agreement in the manner prescribed by the Company. Failure to accept the Award prior to the first vesting date will result in immediate and automatic expiration and cancellation of the Award. You should print a copy of these Terms and Conditions and your Award Summary for your records.